SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 4, 2013

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596.	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On October 4, 2013, following the Amendment to the Company’s Amended and Restated Bylaws, whereby the Company’s Board of Directors increased the maximum number of members of the Board of Directors from seven to eight as described in Item 5.03 below, the Board of Directors, elected Mr. John Climaco, age 45, to the Company’s Board of Directors to fill the newly created directorship.

John Climaco currently serves as a member of the Board of Director (since 2012) of Digirad Corporation, a Nasdaq listed company which manufactures cameras for nuclear imaging application and also provides for in-office nuclear cardiology imaging.  From 2012 to 2013, Mr. Climaco served as a Board member for InfuSystem Holdings, Inc., a publicly-traded company which is a leading supplier of infusion services to oncologists and other out-patient treatment setting.  From 2003 to 2012, he was the President and Chief Executive Officer, as well as member of the board of directors, of Axial Biotech, Inc., a venture-backed molecular diagnostics company specializing in spine disorders, which he co-founded in 2003.  From 2001 to 2007, Mr. Climaco practiced law for the firm of Fabian and Clendenin, specializing in corporate and tax legal strategies for diverse clients in the US and Europe as well as joint venture, corporate and securities transactions. Mr. Climaco has a B.A. in Philosophy from Middlebury College and earned his J.D. from the University of California Hastings College of the Law.

Pursuant to the Company’s Outside Directors Stock Plan, upon election to the Company’s Board of Directors, Mr. Climaco received or is to receive an option to purchase up to 30,000 shares of the Company’s common stock, with an exercise price of $0.64 per share.  The option vests six months from date of grant and has a term of ten years.  Both the number of shares and the exercise price will be subject to adjustment upon the reverse stock split becoming effective on October 15, 2013.  As a Board member, Mr. Climaco is entitled to receive a quarterly fee of $8,000, a fee of $1,000 for each board meeting attendance, and a $500 fee for each telephonic conference call attendance.  Under the Outside Directors Stock Plan, each outside director, including Mr. Climaco, shall receive at the director’s option, either 65% or 100% of the fee payable to the outside director for services rendered to the Company as a member of the Board of Directors in common stock of the Company.  If the director wishes to receive 65% of his director’s fee in common stock, then the director will receive the number of shares of common stock obtained by dividing 65% of that director’s fee by 75% of the fair market value of the Company’s common stock and 35% in cash or its equivalent.  If the outside director wishes to receive 100% of his fee in the Company’s common stock, he will receive that number of shares of common stock obtained by dividing the director’s fee by 75% of the fair market value of the common stock.  The fair market value is determined on the business day immediately preceding the date that the director’s fee is due.

The Company is currently is evaluating the committees which Mr. Climaco will be named to.

There are no transactions involving Mr. Climaco and the Company requiring to be reported under Item 404(a) of Regulation S-K.
Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 4, 2013, the Company’s Board of Directors approved an Amendment to Article III, Section 2(a), “Qualification; Number; Term,” of the Company’s Amended and Restated Bylaws (the “Amendment”), increasing the maximum number of directors from seven to eight, with the minimum number of members remaining at not less than three.  Upon approval of the Amendment, the Company’s Board of Directors approved the increase in the number of members of the Board of Directors from seven to eight as provided above.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

3(ii)	Amendment to Amended and Restated Bylaws of Perma-Fix Environmental Services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 10, 2013
PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and Chief Financial Officer